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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hovnanian Enterprises, Inc. (the "Company"), pertaining to the 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan (as Amended and Restated) and the Hovnanian Enterprises, Inc. Senior Executive Short-Term Incentive Plan (as Amended and Restated), of our report dated December 8, 2003, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

New York, New York
March 12, 2004

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Consent of Independent Auditors